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                                                                    EXHIBIT 10.1

                           LOAN MODIFICATION AGREEMENT

This Loan Modification Agreement is entered into as of June 18, 2003, by and between Stratex Networks, Inc. (the "Borrower") and Silicon Valley Bank ("Bank").

1. DESCRIPTION OF EXISTING OBLIGATIONS: Among other Obligations which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to, among other documents, a Loan and Security Agreement, dated January 21, 2003, as amended or modified from time to time, (the "Loan Agreement"). The Loan Agreement provides for, among other things, a Committed Revolving Line in the original principal amount of Twenty Two Million Five Hundred Thousand Dollars ($22,500,000). Defined terms used but not otherwise defined herein shall have the same meanings as set forth in the Loan Agreement.

Hereinafter, all indebtedness owing by Borrower to Bank shall be referred to as the "Obligations."

2. DESCRIPTION OF COLLATERAL: Repayment of the Obligations is secured by the Collateral as described in the Loan Agreement.

Hereinafter, the above-described security documents and guaranties, together will all other documents securing repayment of the Obligations shall be referred to as the "Security Documents". Hereinafter, the Security Documents, together will all other documents evidencing or securing the Obligations shall be referred to as the "Existing Loan Documents".

3.       DESCRIPTION OF CHANGE IN TERMS:

         A.       Modification(s) to Loan Agreement.

                  1. Letter (a) under Section 6.7 entitled "Financial Covenants" is hereby amended to read as follows:

                           Tangible Net Worth. As measured at the last day of each fiscal quarter of Borrower, Tangible Net worth of at least $90,000,000.

4. CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

5. NO DEFENSES OF BORROWER. Borrower (and each guarantor and pledgor signing below) agrees that, as of the date hereof, it has no defenses against paying any of the Obligations.

6. CONTINUING VALIDITY. Borrower (and each guarantor and pledgor signing below) understands and agrees that in modifying the existing Indebtedness, Bank is relying upon Borrower's representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank's agreement to modifications to the existing Obligations pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Obligations. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Obligations. It is the intention of Bank and Borrower to retain as liable parties all makers and endorsers of Existing Loan Documents, unless the party is expressly released by Bank in writing. Unless expressly released herein, no maker, endorser, or guarantor will be released by virtue of this Loan Modification Agreement. The terms of this paragraph apply not only to this Loan Modification Agreement, but also to all subsequent loan modification agreements.

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         This Loan Modification Agreement is executed as of the date first written above.

BORROWER:                                    BANK:

STRATEX NETWORKS, INC.                       SILICON VALLEY BANK

By:  /s/ Carl A. Thomsen                   By:    /s/ Tom Smith
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Carl A. Thomsen                              Name: Tom Smith

Senior Vice President, CFO and Secretary     Title: Senior Relationship Manager

By: /s/ Carol A. Goudey
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Carol A. Goudey

Treasurer and Assistant Secretary